      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 16, 1999
                                                      REGISTRATION NO. 333-77337

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------



                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------


                       ILLINOIS SUPERCONDUCTOR CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                              36-3688459
(STATE OR OTHER JURISDICTION OF                               (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                               IDENTIFICATION NO.)

        451 KINGSTON COURT, MT. PROSPECT, ILLINOIS 60056, (847) 391-9400
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 EDWARD W. LAVES
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       ILLINOIS SUPERCONDUCTOR CORPORATION
        451 KINGSTON COURT, MT. PROSPECT, ILLINOIS 60056, (847) 391-9400
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                           ---------------------------


                                 WITH COPIES TO:
                             LAWRENCE D. LEVIN, ESQ.
                              Katten Muchin & Zavis
                             525 West Monroe Street
                             Chicago, Illinois 60661
                                 (312) 902-5200

                           ---------------------------


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] _____
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]____
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE COMBINED PROSPECTUS CONTAINED IN THIS REGISTRATION STATEMENT ALSO RELATES TO THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-3 (REG. NO. 333-56601), WHICH REGISTERED 11,592,000 SHARES OF THE REGISTRANT'S COMMON STOCK AND WAS DECLARED EFFECTIVE BY THE COMMISSION ON AUGUST 13, 1998.




         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell, and is not soliciting an offer to buy, these securities in any state where the offer or sale is not permitted.


                   Subject to Completion, Dated June 16, 1999



--------------------------------------------------------------------------------
                                   PROSPECTUS
--------------------------------------------------------------------------------




                                18,340,183 SHARES



                [ILLINOIS SUPERCONDUCTOR CORPORATION LOGO (TM)]






                                  COMMON STOCK

                           ---------------------------




         This prospectus relates to the offer and sale from time to time of up to 18,340,183 shares of our common stock, including preferred stock purchase rights, by the selling stockholders specified in this prospectus . We have issued or will issue the shares upon conversion of senior convertible notes and exercise of certain warrants held by the selling stockholders. We may issue up to 1,858,586 of the shares to the selling stockholders as interest on the notes. We will not receive any proceeds from the sale of the shares, but we will receive proceeds from the exercise of the warrants.


         Our common stock is traded on the Nasdaq National Market under the symbol "ISCO." On June 14, 1999, the closing price of our common stock as reported on the Nasdaq National Market was $0.9375 per share. Our principal executive offices are located at 451 Kingston Court, Mt. Prospect, Illinois 60056 and our telephone number at that address is (847) 391-9400.


         AN INVESTMENT IN THE SHARES OFFERED HEREBY ENTAILS A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR INFORMATION THAT YOU SHOULD CONSIDER BEFORE PURCHASING THE SHARES OFFERED BY THIS PROSPECTUS.

                           ---------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus if truthful or complete. Any representation to the contrary is a criminal offense.

                           ---------------------------












                The date of this Prospectus is ___________, 1999

                                  RISK FACTORS




         An investment in the shares of our common stock entails a high degree of risk. You should carefully consider the following risks and uncertainties, and all other information contained or incorporated by reference in this prospectus, before purchasing the shares of our common stock offered by this prospectus. Any of the following risks could materially adversely affect our business, operating results or financial condition and could result in a complete loss of your investment.


OUR SUPERCONDUCTING TELECOMMUNICATIONS PRODUCTS MAY NEVER ACHIEVE MARKET ACCEPTANCE.

Our radio frequency filter products, which are based on our
         patented and proprietary high-
temperature superconducting technology, have not been sold in very large quantities and a sufficient market may not develop for such products. Our products may not continue to meet the demanding product performance and reliability criteria set by cellular and Personal Communications Services, or PCS, service providers. Also, our products may not operate reliably on a long-term basis. Repeated or widespread quality problems could result in significant warranty expenses and/or the loss of customer confidence. Failure to successfully develop, manufacture and commercialize products on a timely and cost-effective basis will have a material adverse effect on our business, operating results and financial condition.

WE HAVE A LIMITED OPERATING HISTORY, HAVE INCURRED SIGNIFICANT LOSSES SINCE OUR FOUNDING AND MAY NEVER ACHIEVE PROFITABILITY.

         We have only recently begun to generate significant revenues from the sale of our products and do not expect revenues to increase dramatically until we ship a significantly larger amount of our products. Accordingly, we have only a limited operating history upon which an evaluation of our business and prospects can be based. We must therefore be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of product commercialization.

         We have incurred substantial net losses in each year since our inception and expect to continue to incur operating losses through at least the end of 1999. We must overcome significant manufacturing and marketing hurdles to sell large quantities of our products. In order to continue to grow revenues, we may be required to further reduce the prices of our products. In the event of further price reductions, we may not be able to reduce product costs sufficiently to achieve acceptable product margins. We may never achieve profitability or, if profitability is achieved, we may not sustain it.

INSUFFICIENT ADDITIONAL FUNDING MAY PREVENT COMMERCIALIZATION OF OUR PRODUCTS, AND WE MAY BE UNABLE TO CONTINUE AS A GOING CONCERN.
         We will require substantial additional funds during the fourth quarter of 1999 to finance our product development, manufacturing, marketing and sales activities. Our outstanding debt instruments contain certain restrictions which may adversely impair our ability to obtain additional financing. See "Our significant indebtedness may adversely affect our business and restrict our ability to obtain additional financing" below. If adequate financing is not available on acceptable terms when needed, we (1) will be required to substantially delay, scale-back or eliminate the manufacturing, marketing or sales of one or more of our products or research and development programs or (2) may be required to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies or potential products that we would not otherwise relinquish. In particular, if we do not secure adequate financing prior to or during the


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


fourth quarter of 1999, we will have to substantially reduce our operating plans in order to continue our operations beyond such date. This would materially adversely affect our business, operating results and financial condition and impair our ability to compete in the marketplace.


         The report of our independent auditors on our financial statements which are incorporated by reference into this prospectus contain an explanatory paragraph that states that we have suffered ongoing operating losses and do not currently have financing commitments in place to meet expected cash requirements through 1999. These matters raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.


NASDAQ HAS NOTIFIED US THAT OUR COMMON STOCK IS SCHEDULED TO BE DELISTED FROM THE NASDAQ NATIONAL MARKET, WHICH WOULD MAKE IT MORE DIFFICULT FOR STOCKHOLDERS TO SELL SHARES OF OUR COMMON STOCK .

         We currently do not meet the net tangible assets requirement for continued listing of our common stock for trading on the Nasdaq National Market. Therefore, Nasdaq has recently notified us that our common stock is scheduled to be delisted for trading on the Nasdaq National Market. We have requested an oral hearing to appeal Nasdaq's determination. This will stay the delisting action pending a final decision by Nasdaq. Our appeal may not be successful and, therefore, our common stock may be delisted for trading on the Nasdaq National Market in the near future. Such delisting would have a material adverse effect on the trading market for our common stock and the liquidity of such market. It could also materially hinder our ability to obtain additional funding as needed, especially if we do not list our common stock for trading on another securities market or exchange soon after such delisting.

OUR SIGNIFICANT INDEBTEDNESS MAY ADVERSELY AFFECT OUR BUSINESS AND RESTRICT OUR ABILITY TO OBTAIN ADDITIONAL FINANCING.

         As of March 31, 1999, our ratio of total debt to total capitalization was approximately 103%. Our indebtedness primarily consists of senior convertible notes held by the selling stockholders. The substantial degree to which we are leveraged may adversely affect our ability to finance our future operations, to compete effectively against better capitalized competitors and to withstand downturns in our business or the economy generally. Although the outstanding senior convertible notes currently permit, subject to certain restrictions, us to pay accrued interest on such securities in shares of our common stock, we may not be permitted to do so in the future. Our business may not generate sufficient cash flow, or we may not be able to raise sufficient additional funds, to pay such interest in cash which may cause the outstanding senior convertible notes to become due and payable immediately. In addition, the outstanding senior convertible notes contain restrictions that may adversely affect our ability to obtain additional equity or debt financing. Under the senior convertible notes, we are not permitted, without the prior approval of the holders of the senior convertible notes:

         o to incur any additional indebtedness, other than pursuant to a working capital line of credit in an amount not to exceed $1 million or to trade creditors in the ordinary course of business;

         o to create any lien, pledge, or encumbrance, subject to certain exceptions, on any of our assets;

         o for so long as a significant portion of the senior convertible notes remain outstanding, to engage in certain sale or merger transactions, or to engage in certain other transactions which require the approval of our stockholders;


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



         o to redeem, purchase or otherwise acquire any of our equity or debt securities which are junior in rights or preferences to the senior convertible notes; or


         o to pay any dividend, other than in shares of common stock, with respect to junior securities.


In addition, in the event that we fail to achieve break-even or positive operating income during the second quarter of 2000, the outstanding senior convertible notes may become immediately due and payable unless the holders agree to modify or waive such provision. Furthermore, for so long as the amount of our common stock issuable upon conversion of the senior convertible notes represents 5% or more of the total then outstanding shares of our common stock, the holders of the senior convertible notes have the right to designate two members for election to our Board of Directors.


OUR COMMON STOCK PRICE MAY DECREASE SIGNIFICANTLY DURING RELATIVELY SHORT PERIODS OF TIME.

         The market price of our common stock, like that of many other high-technology companies, has fluctuated significantly . Since January 1, 1998, the closing price of our common stock has ranged from a low of $0.53 per share to a high of $3.31 per share. We believe the other factors disclosed under the caption "Risk Factors" could cause the market price of our common stock to continue to fluctuate significantly in the future.

 WE MAY NOT BE ABLE TO COMMERCIALLY MANUFACTURE, MARKET AND SELL OUR PRODUCTS.


         For us to be financially successful, we must manufacture our products in substantial quantities, at acceptable costs and on a timely basis. We have only produced limited quantities of our products for commercial installations and for use in development and customer field trial programs. Production of large quantities of our products at competitive costs present a number of technological and engineering challenges for us. We may be unable to manufacture such products in sufficient volume and may incur substantial costs and expenses in connection with manufacturing larger quantities of our products. We may be unable to make the transition to large scale commercial production successfully.

         We must further develop our marketing and sales force in order to effectively demonstrate the advantages of our products over more traditional products and competitive superconductive products. We may also elect to enter into agreements or relationships with third parties regarding the commercialization or marketing of our products. If we enter into such agreements or relationships, we will be substantially dependent upon the efforts of others in deriving commercial benefits from our products. We may be unable to establish adequate sales and distribution capabilities, we may be unable to enter into marketing agreements or relationships with third parties on financially acceptable terms, and any third parties with whom we enter into such arrangements may not be successful in marketing our products.


WE MAY NOT BE ABLE TO SUCCESSFULLY COMPETE WITH OTHERS IN THE VERY COMPETITIVE WIRELESS TELECOMMUNICATIONS EQUIPMENT MARKET.

         In cellular and PCS telecommunications applications, we compete with conventional radio frequency component manufacturers whose products are currently used by our potential customers. Many of these companies with which we compete have substantially greater financial resources, larger research and development staffs and greater manufacturing and marketing capabilities than us. Other emerging wireless technologies, including "smart antennas" and tower mounted amplifiers, may also provide protection from radio frequency interference and offer enhanced range to cellular and PCS service providers at lower prices and/or superior performance. High performance radio frequency filters may not become a preferred technology to address the needs of cellular and PCS service providers. Failure of our products to improve performance sufficiently, reliably, or at an acceptable


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




price, to achieve commercial acceptance or to otherwise successfully compete with conventional and new technologies would have a material adverse effect on our business, operating results and financial condition.

WE MAY NOT BE ABLE TO SUCCESSFULLY COMPETE WITH OTHERS IN THE SUPERCONDUCTIVE ELECTRONICS MARKET IF IT BECOMES VERY COMPETITIVE.


         Although the market for superconductive electronics currently is small and in the early stages of development, we believe it will become intensely competitive, especially if products with significant market potential are successfully developed. In addition, if the superconducting industry develops, additional competitors with significantly greater resources are likely to enter the field. In order to compete successfully, we must:

         o continue to develop and maintain technologically advanced products;

         o manufacture and market our products in commercial quantities, either alone or with third parties;

         o        reduce production costs;

         o        attract and retain highly qualified personnel; and

         o obtain additional patent or other intellectual property rights protection for our technology and products.

We may be unable to achieve these objectives. Our failure to achieve these objectives would have a material adverse effect on our business, operating results and financial condition.


OUR REDUCTION IN PRICES FOR OUR PRODUCTS MAY NOT GENERATE SUSTAINED SALES
GROWTH.

         During the fourth quarter of 1998, we implemented a new pricing strategy pursuant to which we reduced the prices for all of our products. Although sales of our products increased significantly during the fourth quarter of 1998, such sales growth was not sustained in the first quarter of 1999 and may not be sustained over subsequent periods. Similarly, we may be unable to continue to reduce product costs sufficiently to achieve and maintain acceptable product margins.

WE MAY NOT BE ABLE TO IMPROVE AND IMPLEMENT OPERATIONAL, FINANCIAL, MANUFACTURING AND INFORMATIONAL SERVICES TO MANAGE OUR GROWTH.


         Our growth to date has caused, and will continue to cause, a significant strain on our management, operational, financial and other resources. Our ability to manage our growth effectively will require us to implement new, and improve our current, operational, financial, manufacturing and management information systems and better train, manage and motivate our employees. These demands may require the addition of new management personnel and the development of additional expertise by management. Any increase in resources devoted to product development and marketing and sales efforts could have an adverse effect on our financial performance in the next several fiscal quarters. If we receive substantial orders, we may have to expand our current facility, which could cause an additional strain on our management personnel and development resources. The failure of our management team to effectively manage growth could have a material adverse effect on our business, operating results and financial condition.


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WE MAY NOT BE ABLE TO ADEQUATELY RESPOND TO RAPIDLY CHANGING TECHNOLOGIES THAT
MAY RENDER OUR PRODUCTS NONCOMPETITIVE OR OBSOLETE.

         Our success will depend in large part upon our ability to keep pace with rapidly advancing superconducting technology, high performance radio frequency filter design and efficient, low cost cryogenic technologies. The Federal Communications Commission, or FCC, has adopted rules that provide preferential licensing treatment for parties that develop communications services and technologies. Therefore, our development efforts may be rendered obsolete by the adoption of alternative solutions to current wireless operator problems or by technological advances made by others. In addition, other materials or processes, including other superconducting materials or fabrication processes, may prove more advantageous for the commercialization of high performance wireless products than the materials and processes selected by us.

ADVERSE CHANGES IN THE WIRELESS TELECOMMUNICATIONS MARKET WOULD ADVERSELY AFFECT OUR BUSINESS.


         We have selected the wireless telecommunications market, in particular the cellular and PCS markets, as the first principal target market for our superconductor-based products. The devotion of substantial resources to the wireless telecommunications market makes us vulnerable to adverse changes in this market. Adverse developments in the wireless telecommunications market, which could come from a variety of sources, including future competition, new technologies or regulatory decisions, could affect the competitive position of wireless systems. In addition, the wireless telecommunications market is currently experiencing an increasing rate of consolidation among the largest wireless operators, which may cause a significant disruption and/or delay in the sales of our products. Any adverse developments in the wireless telecommunications market during the foreseeable future would have a material adverse effect on our business, operating results and financial condition.


WE MAY ENCOUNTER DIFFICULTIES IF WE PURSUE OTHER MARKET OPPORTUNITIES.

         Because high-temperature superconducting product development is a new and emerging field, there may in the future be new opportunities that are more attractive than those we have initially identified for our targeted markets. As a result, we may elect in the future to commit our resources to such other potentially more attractive market opportunities. Such election may require us to limit or abandon our current focus on developing, manufacturing, marketing and selling high-temperature superconducting products for cellular, PCS and other telecommunications markets. The risks associated with other markets may be different from the risks associated with the cellular, PCS and other wireless telecommunications markets, and we may be unable to successfully address such risks.

BECAUSE ONLY A FEW CUSTOMERS ACCOUNT FOR A SUBSTANTIAL PORTION OF OUR REVENUE, THE LOSS OF ONE OR MORE OF OUR SIGNIFICANT CUSTOMERS AND OUR FAILURE TO ATTRACT NEW CUSTOMERS WOULD ADVERSELY AFFECT OUR BUSINESS.

         To date, our marketing and sales efforts have focused on major cellular service providers in retrofit applications and, to a lesser extent, on PCS operators and cellular and PCS original equipment manufacturers. During 1998, sales to three of our customers accounted for over 88% of our total revenues for 1998. We expect that if our products achieve market acceptance, a limited number of wireless service providers and original equipment manufacturers will account for a substantial portion of our revenue during any period. The loss of one or more of our significant customers and our failure to attract new customers would have a material adverse effect on our business, operating results and financial condition.

OUR INABILITY TO SHORTEN OUR CUSTOMERS' LENGTHY SALES CYCLES COULD ADVERSELY AFFECT OUR BUSINESS.

         Sales of many of our products depend in significant part upon the decision of prospective customers and current customers to adopt and expand their use of our products. Wireless service




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



providers and our other customers are significantly larger than, and are able to exert a high degree of influence over, us. We must generally undergo lengthy approval and purchase processes with these customers, which can take up to a year or more. Customers' orders and the length of their approval and purchase processes are affected by a variety of factors, including:

         o the complexity of the product involved and new product introductions;

         o the continued consolidation among our customers or potential customers;

         o        regulatory issues affecting customers;

         o        end user demand for wireless services;

         o        customer budgeting cycles;

         o        inventory levels;

         o        customer integration requirements;

         o        competitive conditions; and

         o        general economic conditions.


Our inability to shorten customers' approval and purchase processes could have a material adverse effect on our business, operating results and financial condition.

BECAUSE A LIMITED NUMBER OF SOURCES SUPPLY PARTS THAT WE NEED, THE PARTS MAY NOT BE AVAILABLE WHEN WE NEED THEM OR WE MAY UNNECESSARILY OVERSTOCK THE PARTS IN ANTICIPATION OF ORDERS THAT DO NOT OCCUR.

         Certain parts and components used in our products, including substrates, vacuum components, and cryogenic refrigerators, are only available from a limited number of sources and involve long lead times. Our reliance on these limited source suppliers exposes us to certain risks and uncertainties, including the possibility of a shortage or discontinuation of certain key components and reduced control over delivery schedules, manufacturing capabilities, quality and costs. Business disruption, production shortfalls or financial difficulties of a limited source supplier could increase product costs or reduce or eliminate the availability of such parts or components. In such events, our inability to develop alternative sources of supply quickly and on a cost-effective basis could materially impair our ability to manufacture and deliver our products on a timely basis. This could result in the cancellation of customer orders and have a material adverse effect on our business, operating results and financial condition.


         We have no guaranteed supply arrangements with our limited source suppliers, do not maintain an extensive inventory of parts or components, and customarily purchase parts and components pursuant to purchase orders placed from time to time in the ordinary course of business. In the event of increases in demand for our products, we may be required to stock certain long lead time parts to satisfy customer requirements and in anticipation of future orders. The failure of anticipated orders to materialize as forecasted could limit resources available for other important purposes or accelerate our requirement for additional funds. In addition, such excess inventory could become obsolete, which could materially adversely affect our business, operating results and financial condition.


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WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND PATENTS
AGAINST INFRINGEMENT.

         Our success will depend in part on our ability to obtain patent protection for our products and processes, to preserve our trade secrets and to operate without infringing upon the patent or other proprietary rights of others and without breaching or otherwise losing rights in the technology licenses upon which any of our products are based. We believe that, since the discovery of high-temperature superconducting materials in 1986, a large number of patent applications have been filed worldwide and many patents have been granted in the U.S. relating to high-temperature superconducting materials, including yttrium barium copper oxide, which is the principal high-temperature superconducting material in our present and currently proposed products, radio frequency technologies and other products and technologies that we are pursuing. The claims in those patents often appear to overlap and there are interference proceedings pending in the U.S. Patent and Trademark Office, not currently involving us, regarding rights to inventions claimed in some of the high-temperature superconducting materials patent applications. We believe there is a significant risk that current and potential competitors and other third-parties have filed or will file patent applications for, or have obtained or will obtain, patents or other proprietary rights relating to materials, products or processes used or proposed to be used by us. In any such case, to avoid infringement, we would have to either license such technologies or design around any such patents. We may be unable to obtain licenses to such technologies or, if obtainable, such licenses may not be available on terms acceptable to us or we may be unable to successfully design around these third-party patents.


         The patent applications filed by us or by our licensors may not result in issued patents or the scope and breadth of any claims allowed in any patents issued to us or our licensors may not exclude competitors or provide competitive advantages to us. In addition, patents issued to us, or our licensors, may not be held valid if subsequently challenged or others may claim rights in the patents and other proprietary technologies owned or licensed by us. Others may have developed or may in the future develop similar products or technologies without violating any of our proprietary rights. Furthermore, our loss of any license to technology that we now have or acquire in the future may have a material adverse effect on our business, operating results and financial condition. Participation in litigation or patent office proceedings in the U.S. or other countries may be necessary to enforce patents issued or licensed to us, to defend against infringement claims made by others or to determine the ownership, scope or validity of the proprietary rights of us and others. Such litigation could result in substantial cost to us and diversion of our efforts. An adverse outcome in any such proceedings could subject us to significant liabilities to third parties, require us to seek licenses from third parties and/or require us to cease using certain technologies. This could have a material adverse effect on our business, operating results and financial condition.


OUR FAILURE TO COMPLY WITH FCC OR EXPORT REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS.

         The operation of base stations is subject to FCC licensing and the radio equipment into which our products would be incorporated is subject to FCC approval. Base stations and the equipment marketed for use therein must meet specified technical standards. Our ability to sell our wireless telecommunications products is dependent on the ability of wireless base station equipment manufacturers and wireless base station operators to obtain and retain the necessary FCC approvals and licenses. In order for them to be acceptable to base station equipment manufacturers and to base station operators, the characteristics, quality and reliability of our base station products must meet FCC technical standards. Any failure to meet such standards or delays by base station equipment manufacturers and wireless base station operators in obtaining the necessary approvals or licenses could have a material adverse effect on our business, operating results and financial condition. In addition, high-temperature superconducting radio frequency filters are on the U.S. Department of Commerce's export regulation list. Therefore, exportation of such filters to certain countries may be restricted or subject to export licenses.




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





OUR FAILURE TO COMPLY WITH ENVIRONMENTAL REGULATIONS AND OUR USE OF HAZARDOUS MATERIALS COULD ADVERSELY AFFECT OUR BUSINESS.


         We use certain hazardous materials in our research, development and manufacturing operations. As a result, we are subject to stringent federal, state and local regulations governing the storage, use and disposal of such materials. It is possible that current or future laws and regulations could require us to make substantial expenditures for preventive or remedial action, reduction of chemical exposure, or waste treatment or disposal. Our operations, business or assets could be materially and adversely affected by the interpretation and enforcement of current or future environmental laws and regulations. In addition, there is the risk of accidental contamination or injury from hazardous materials. In the event of an accident, we could be held liable for any damages that result. Furthermore, the use and disposal of hazardous materials involves the risk that we could incur substantial expenditures for such preventive or remedial actions. The liability in the event of an accident or the costs of such actions could exceed our resources or otherwise have a material adverse effect on our business, results of operations and financial condition.


OUR INABILITY TO HIRE AND RETAIN EXPERIENCED KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

         Our success will depend in large part upon our ability to attract and retain highly qualified management, administrative, manufacturing, marketing, sales and research and development personnel that are experienced in the wireless telecommunications and/or superconductive electronics industries. The specialized nature of our business and the intense competition for qualified high-technology and advanced science personnel in northern Illinois make it difficult to locate and hire qualified personnel. The loss of services of any of our executive officers or other key personnel, or our failure to attract and retain other executive officers or key personnel, could have a material adverse effect on our business, operating results and financial condition.

OUR SINGLE FACILITY MAKES US SUSCEPTIBLE TO BUSINESS INTERRUPTIONS.


         Our primary operations, including engineering, manufacturing, research, distribution and general administration, are housed in a single facility in Mt. Prospect, Illinois. Any material disruption in our operations, whether due to fire, flooding, natural disaster, power loss or otherwise, would have a material adverse effect on our business, operating results and financial condition.


FUTURE SALES OF A LARGE NUMBER OF SHARES OF OUR COMMON STOCK BY THE SELLING STOCKHOLDERS COULD CAUSE OUR STOCK PRICE TO DECLINE AND ADVERSELY AFFECT OUR ABILITY TO RAISE NEW FUNDS IN EQUITY OFFERINGS.

          As of May 31, 1999, excluding shares which may be issued as interest, an aggregate of at least 16,337,778 shares of our common stock registered for public resale pursuant to this prospectus were issuable upon conversion of outstanding senior convertible notes and exercise of outstanding warrants held by the selling stockholders. This equalled approximately 128% of our common stock outstanding as of that date. The sale of a substantial number of shares of our common stock by the selling stockholders upon the conversion of a substantial portion of the senior convertible notes and/or the exercise of a substantial portion of the warrants, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock. In addition, any such sale or such perception could make it more difficult for us to raise capital through future sales of equity securities at a time and price that we deem appropriate.

OUR STOCKHOLDER RIGHTS PLAN AND PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BY-LAWS COULD DISCOURAGE TENDER OFFERS OR TAKEOVER ATTEMPTS.


         We have certain provisions which may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of us. For example, we have a stockholders rights plan that, by substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors, may interfere with certain acquisitions, including acquisitions that may offer a premium over market price to some or all of our stockholders. In addition, our certificate of incorporation and by-laws contain provisions that include:

         o a requirement that stockholder action may be taken only at stockholders' meetings;

         o the authority of our Board of Directors to issue series of our preferred stock with such voting rights and other powers as our Board of Directors may determine;

         o notice requirements in our by-laws relating to nominations to our Board of Directors and to the raising of business matters at stockholders' meetings; and

         o the classification of our Board of Directors into three classes, each serving for staggered three-year terms.


In addition, the outstanding senior convertible notes held by the selling stockholders contain provisions which allow the selling stockholders to significantly influence most matters which would require stockholder approval, including many change of control transactions. The interests of the holders of senior convertible notes could conflict with the interests of our stockholders.


              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
         Because we want to provide you with more meaningful and useful information, this prospectus contains, and incorporates by reference, certain forward-looking statements, as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that reflect our current expectations regarding our future results of operations, performance and achievements. We intend for such forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We have tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, including the factors set forth under the caption "Risk Factors", which could cause our actual results, performance or achievements for 1999 and beyond to differ materially from those expressed in, or implied by, any of these statements. You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to release publicly the results of any revisions to any such forward- looking statements that may be made to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.


                             RECENT DEVELOPMENT

         At our annual meeting of stockholders held on June 9, 1999, our stockholders approved an amendment to our certificate of incorporation to increase our authorized shares of common stock from 30 million shares to 60 million shares.

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus is part of two registration statements we have filed with the SEC. This prospectus does not contain all of the information contained in the registration statements or the exhibits to the registration statements. For further information about us, please see the complete registration statements. Summaries of agreements or other documents in this prospectus are not necessarily complete. Please refer to the exhibits to the registration statements for complete copies of these documents.

         We are subject to the information requirements of the Securities Exchange Act of 1934 and file reports, proxy statements and other information with the SEC. You may read and copy such reports, proxy statements and other information, including the registration statements and all of their exhibits, at the following SEC public reference rooms:

   450 Fifth Street, N.W.     Seven World Trade Center  Citicorp Center
   Judiciary Plaza            Suite 1300                500 West Madison Street
   Room 1024                  New York, NY 10048        Suite 1400
   Washington, D.C. 20549                               Chicago, IL 60661


         You may obtain information on the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statements of which this prospectus forms a part, are also available from the SEC's Web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. You may also inspect and copy our SEC filings, including the complete registration statements of which this prospectus forms a part, at the offices of The Nasdaq Stock Market located at 1735 K Street, N.W., Washington, D.C. 20006-1500.

         The SEC allows us to "incorporate by reference" into this prospectus certain information that we file with it. This means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained, or other information earlier incorporated by reference, in this prospectus.

         We incorporate by reference the following documents that we previously filed with the SEC pursuant to the Securities Exchange Act:


         1. The Annual Report on Form 10-K for our fiscal year ended December 31, 1998, as amended by Amendment No. 1 on Form 10-K/A filed on June 16, 1999;

         2. The Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 1999;

          3. The Current Reports on Form 8-K and Form 8-K/A dated March 31, 1999 and the Current Report on Form 8-K dated April 28, 1999;

          4. The description of our common stock contained in our registration statement on Form 8-A filed August 23, 1993 pursuant to Section 12 of the Securities Exchange Act and all related amendments and reports we file for the purpose of updating such description; and

          5. The description of the preferred stock purchase rights contained in our registration statement on Form 8-A filed February 12, 1996 pursuant to
Section 12 of the Securities Exchange Act and all related amendments and reports we file for the purpose of updating such description.


This prospectus will also incorporate by reference any of our future SEC filings under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until all of the selling stockholders sell all of the shares or the offering is otherwise terminated. The documents incorporated by reference may be obtained through the SEC and are also available from us without charge. You may obtain documents incorporated by reference in this prospectus by telephoning us at (847) 391-9400 or writing us at the following address:

                     Corporate Secretary
                     Illinois Superconductor Corporation
                     451 Kingston Court
                     Mt. Prospect, Illinois  60056

         Our Web site is located at http://www.ilsc.com. Information contained in our Web site is not a part of this prospectus.


                                 USE OF PROCEEDS

         The selling stockholders will receive all of the net proceeds from the sale of their shares of our common stock. Accordingly, we will not receive any proceeds from the sale of the shares by the selling stockholders. If and when the selling stockholders exercise their warrants, we will receive any proceeds from the sale of the up to 5,460,000 shares to be issued to the selling stockholders. If the warrants are exercised in full and paid for in cash, we will receive $12,423,000. We intend to use such proceeds for working capital and other general corporate purposes, including funding of our product development programs, expansion of our sales and marketing efforts, and acquisition of manufacturing equipment.

                              SELLING STOCKHOLDERS


         The following tables list certain information, as of May 31, 1999, regarding the beneficial ownership of our outstanding common stock by each of the selling stockholders, both before the offering of the shares and as adjusted to reflect the sale of the shares. The 18,340,183 shares of our common stock registered for public resale pursuant to this prospectus and listed under the column "Number of Shares Being Offered" include (1) 143,814 shares held by the selling stockholders, (2) up to 10,877,783 shares which we may issue to the selling stockholders upon conversion of $13.45 million aggregate face principal amount of our senior convertible notes, (3) up to 1,858,586 shares which we may issue to the selling stockholders as interest on the notes and (4) up to 5,460,000 shares which we may issue to the selling stockholders upon exercise of warrants.




                                                           SHARES BENEFICIALLY OWNED
                                                               PRIOR TO OFFERING
                               ---------------------------------------------------------------------------------
                                              SHARES ISSUABLE  SHARES ISSUABLE  SHARES ISSUABLE
                                  SHARES      UPON CONVERSION  AS INTEREST ON    UPON EXERCISE
 NAME OF SELLING STOCKHOLDER   DIRECTLY HELD      OF NOT         THE NOTES(1)     OF WARRANTS          TOTAL
----------------------------   -------------  ---------------  ---------------  --------------   ---------------
Alexander Finance, LP                 --          657,503           --               --                  657,503
                                                                                     --                1,388,368
Elliott Associates, L.P.           125,357      1,263,011           --               --                1,388,357
Westgate International, L.P.       125,457      1,262,900           --
State Farm Mutual Automobile                                                      520,000              1,818,053
  Insurance Company                225,000      1,044,446         28,607          130,000                351,999
Spring Point Partners, L.P.           --          216,667          5,332           10,000                 27,077
Spring Point Offshore Fund            --           16,667            410





                                                      SHARES EXCLUDED FROM BENEFICIAL
                                                         OWNERSHIP PRIOR TO OFFERING(2)
                               ---------------------------------------------------------------------------
                               SHARES ISSUABLE        SHARES ISSUABLE    SHARES ISSUABLE
                               UPON CONVERSION        AS INTEREST ON      UPON EXERCISE
 NAME OF SELLING STOCKHOLDER      OF NOTE               THE NOTES(1)       OF WARRANTS          TOTAL
----------------------------   -------------          --------------     ---------------    --------------
Alexander Finance, LP            3,688,177                119,852           2,133,333         5,941,362
Elliott Associates, L.P.         1,364,151                 71,911           1,350,725         2,786,787
Westgate International, L.P.     1,364,261                 71,911           1,350,724         2,786,896
State Farm Mutual Automobile
  Insurance Company                 --                       --                --                --
Spring Point Partners, L.P.         --                       --                --                --
Spring Point Offshore Fund          --                       --                --                --





                                       ADDITIONAL SHARES
                                      ISSUABLE AS INTEREST                         BENEFICIAL OWNERSHIP AFTER OFFERING(5)
                                      ON THE NOTES IF HELD       NUMBER OF SHARES  --------------------------------------
  NAME OF SELLING STOCKHOLDER           TO MATURITY(3)           BEING OFFERED(4)   NUMBER OF SHARES         PERCENT
-------------------------------      ----------------------      ----------------  ------------------  ------------------
Alexander Finance, L.P.                         624,696             7,223,561                 --               --
Elliott Associates, L.P.                        389,163             4,493,427             70,891(6)             *
Westgate International, L.P.                    389,163             4,493,525             70,891(6)             *
State Farm Mutual Automobile
  Insurance Company                             144,331             1,737,384            225,000                *
Spring Point Partners, L.P.                      12,266               364,265                 --               --
Spring Point Offshore Fund                          944                28,021                 --               --




------------------
*   Less than 1%.

(1) At our option, these shares of our common stock are issuable as interest on the notes within 60 days after May 31, 1999 because we may pay interest on the notes in cash or shares of our common stock.

(2) Pursuant to the terms of the notes and warrants, the selling stockholder cannot convert its notes or exercise its warrants to the extent such conversion and/or exercise would cause the number of shares of our common stock beneficially owned by the selling stockholder and its affiliates, other than shares deemed beneficially owned through ownership of unconverted notes and unexercised warrants, to exceed a certain percentage of the then issued and outstanding shares of our common stock following such conversion and/or exercise. Accordingly, the selling stockholder, except for State Farm Mutual Automobile Insurance Company, disclaims beneficial ownership of the shares listed under this column. However, absent such restriction, the selling stockholder would beneficially own the shares listed under this column prior to the offering. For Alexander Finance, LP, the percentage limitation is 4.9%. For Elliott Associates, L.P., Westgate International, L.P., State Farm Mutual Automobile Insurance Company, Spring Point Partners, L.P. and Spring Point Offshore Fund, the percentage limitation is 9.9%.

(3) Assumes the interest is fully paid in shares of our common stock. At our option, we may pay interest on the notes in cash or shares of our common stock.

(4) Represents the number of shares that may be sold by each selling stockholder pursuant to this prospectus. Pursuant to Rule 416 under the Securities Act of 1933, the registration statements of which this prospectus is a part also cover any additional shares of our common stock which become issuable in connection with the such shares because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

(5) Assumes each selling stockholder sells all of its shares offered pursuant to this prospectus to unaffiliated third parties. Each selling stockholder may sell all, part or none of its shares.

(6) Includes 17,391 shares issuable upon conversion of warrants held by the selling stockholder. These shares are registered for public resale pursuant to another prospectus.

          Mark Brodsky, an employee of a company under common management with Elliott Associates, L.P. and Westgate International, L.P., served as a director on our Board of Directors from June 1998 to March 1999. Howard Hoffmann has served as a director on our Board of Directors since July 1998. Messrs. Brodsky and Hoffmann were designated as nominees for election to our Board of Directors by the selling stockholders pursuant to the terms of a securities purchase agreement, as amended, between the selling stockholders and us.

         According to a Schedule 13D filed by Elliott Associates, L.P., Westgate International, L.P. and Martley International, Inc. with the SEC on April 8, 1999, as amended on April 12, 1999:

         o Paul E. Singer and Braxton Associates, L.P., which is controlled by Mr. Singer, are the general partners of Elliott Associates, L.P.;

         o Martley International, Inc., is the investment manager for Westgate International, L.P. and shares power with Westgate International, L.P. to vote or direct the vote of, and to dispose or direct the disposition of, the shares of our common stock owned by Westgate International, L.P. Martley International, Inc. expressly disclaims equitable ownership of, and pecuniary interest in, any of our common stock; and

         o Hambledon, Inc. is the sole general partner of Westgate International, L.P.

                              PLAN OF DISTRIBUTION

         Pursuant to registration rights agreements dated as of May 15, 1998 and March 31, 1999, by and between us and the selling stockholders, we agreed to register for public resale shares of our common stock which may in the future be issued to the selling stockholders, or their pledgees, donees, transferees or other successors in interest, upon the conversion of the notes, as accrued interest on the notes and/or upon exercise of the warrants. The registration statements of which this prospectus is a part, including our registration statement on Form S-3 (Reg. No. 333-56601) declared effective by the SEC on August 13, 1998, have been filed with the SEC pursuant to the registration rights agreements. We have agreed to use our best efforts to keep each registration statement effective for a period of four years commencing on the effective date of the applicable registration statement, or a shorter period if all of such shares registered under the applicable registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144 under the Securities Act prior to the expiration of the four-year period. The aggregate proceeds to the selling stockholders from the sale of shares offered pursuant to this prospectus will be the prices at which such securities are sold, less any commissions. The selling stockholders may choose to not sell any or all of the shares of our common stock offered pursuant to this prospectus.

         The notes provide that if any one of several enumerated events occurs, including:

         o the registration statements of which this prospectus is a part cease to be effective prior to expiration of the above-mentioned effectiveness period;

         o failure of the shares to be registered or qualified for sale pursuant to the securities laws of applicable states;

         o suspension of trading of our common stock on the Nasdaq National Market for more than three consecutive trading days or delisting of our common stock from the Nasdaq National Market, unless such delisting is due to our failure to satisfy the net tangible assets or minimum bid price maintenance requirements of the Nasdaq National Market or unless our common stock is listed on another national market or exchange within three trading days; and

         o suspension of a selling stockholder's rights to convert its notes,

then the conversion price of the notes will be decreased by 2.5% for each monthly anniversary of such event until the earlier to occur of the second month anniversary of the event and the curing of such event. After the second month anniversary, each selling stockholder, at its option, may instead receive 2.5% of the outstanding principal of its notes for each month thereafter until the applicable event is cured. If the event is not cured by the third month anniversary, each selling stockholder has the option to require us to redeem its notes.

         The selling stockholders, or their pledgees, donees, transferees or other successors in interest, may, from time to time, sell all or a portion of the shares of our common stock at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling stockholders may offer their shares of our common stock at various times in one or more of the following transactions:

         o on any national securities exchange or market on which our common stock may be listed at the time of sale, including the Nasdaq National Market;

         o        in the over-the counter market;

         o through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         o through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         o in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o        through options, swaps or derivatives;

         o        in privately negotiated transactions;

         o        in transactions to cover short sales; and

         o        through a combination of any such methods of sale.


The selling stockholders may also sell their shares of our common stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

         The selling stockholders may sell their shares of our common stock directly to purchasers or may use brokers, dealers, underwriters or agents to sell such shares. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from a selling stockholder or, if any such broker-dealer acts as agent for the purchaser of such shares, from a purchaser in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.

         The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of their shares of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of such shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         From time to time the selling stockholders may engage in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver their shares of our common stock in connection with such transactions or in settlement of securities loans.
These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time a selling stockholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of such shares or a default by a selling stockholder, the broker-dealer or financial institution may offer and sell such pledged shares from time to time.

         We are required to pay all fees and expenses incident to the registration of the shares of our common stock, including fees and disbursements, not to exceed an aggregate of $5,000, of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We have advised the selling stockholders that during such time as they may be engaged in a distribution of the shares of our common stock, they are required to comply with the anti-manipulative provisions of Regulation M under the Securities Exchange Act.



                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the shares offered by the selling stockholders will be passed upon for us by William M. Kochlefl, Esq., our Vice President, General Counsel and Secretary.


                                     EXPERTS


         Ernst & Young LLP, independent auditors, have audited our financial statements and schedule included in our Annual Report on Form 10-K, as amended on Form 10-K/A, for our fiscal year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

================================================================================

  If it is against the law in any state to make an offer to sell the shares, or to solicit an offer from someone to buy the shares, then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person. You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. Neither we nor any of the selling stockholders have authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such documents.


                           ---------------------------



                                TABLE OF CONTENTS


                                                           PAGE
                                                           ----
Risk Factors..............................................   2

Cautionary Note Regarding Forward-Looking
  Statements..............................................  10

Recent Development........................................  10

Where You Can Find More Information.......................  11

Use of Proceeds...........................................  12

Selling Stockholders......................................  13

Plan of Distribution......................................  15

Legal Matters.............................................  17

Experts...................................................  17


================================================================================



                 [ILLINOIS SUPECONDUCTOR CORPORATION LOGO (TM)]




                               18,340,183 Shares


                                  Common Stock



                              --------------------

                                   PROSPECTUS

                              --------------------





                            _________________ , 1999



================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Set forth below is an estimate of the approximate amount of fees and expenses (other than underwriting commissions and discounts) payable by us in connection with the issuance and distribution of our common stock pursuant to the prospectus contained in this registration statement. We will pay all of these expenses. All amounts are estimates except the SEC registration fee and the Nasdaq National Market listing fee.


                                                                         APPROXIMATE
                                                                            AMOUNT
                                                                         -----------
Securities and Exchange Commission registration fee..............           $1,269
Nasdaq National Market listing fee...............................           17,500
Accountants' fees and expenses...................................            5,000
Legal fees and expenses..........................................           15,000
Miscellaneous expenses...........................................            1,231
                                                                           -------
  Total..........................................................          $40,000
                                                                           =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article 9 of our Certificate of Incorporation provides that we shall indemnify our directors to the full extent permitted by the General Corporation Law of the State of Delaware and may indemnify our officers and employees to such extent, except that we shall not be obligated to indemnify any such person
(1) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (2) for any amounts paid in settlement of an action indemnified against by us without our prior written consent. We have entered into indemnity agreements with each of our directors and officers. These agreements may require us, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, as the case may be, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification and to obtain directors' and officers' liability Insurance if available on reasonable terms.

         In addition, Article 8 of our Certificate-of-Incorporation-provides that a director of ours shall not be personally liable to us or our stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (1) forCany breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derives an improper personal benefit.

         Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

         The Company has obtained a directors' and officers' liability insurance policy which entitles the Company to be reimbursed for certain indemnity payments it is required or permitted to make to its directors and officers.

         Under a registration rights agreement, we have agreed to indemnify the selling stockholders, and the selling stockholders have agreed to indemnify us and our directors, our officers, and certain control persons against, certain liabilities and expenses incurred in connection with the registration statement, including with respect to their respective obligations under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 3.1 Certificate of Incorporation of the Company, as amended, incorporated by reference to Exhibit 3.1 3.1 to the Company's Registration Statement on Form S-3/A filed with the SEC on August 13, 1998 (Reg. No. 333-56601) (the "August 1998 S-3").
 3.2 Bylaws of the Company, incorporated by reference to Exhibit 3.2 to Amendment No. 3 to the 3.2 Company's Registration Statement on Form S-1 filed with the SEC on October 23, 1993 (Reg. No. 33-67756) (the "IPO Registration Statement").

 3.3 Certificate of Amendment to the Certificate of Incorporation of the Company.

 4.1 Specimen stock certificate representing Common Stock, incorporated by reference to Exhibit 4.1 to 4.1 the IPO Registration Statement.
 4.2 Form of 2% Senior Convertible Note due May 15, 2002, incorporated by reference to Exhibit 4.1 4.2 to the August 1998 S-3.
 4.3     Form of Warrant dated May 15, 1998, incorporated by reference to
         Exhibit 4.3 to the August 1998 4.3 S-3.
 4.4 Rights Agreement dated as of February 9, 1996, by and between the Company and LaSalle National 4.4 Trust, N.A., filed as the Exhibit to the Company's Registration Statement on Form 8-A, filed February 12, 1996, and incorporated herein by reference.
 4.5 Securities Purchase Agreement dated as of May 15, 1998, by and between the Company and Elliott 4.5 Associates, L.P., Westgate International, L.P., Alexander Finance, LP, State Farm Mutual Automobile Insurance Company, Spring Point Partners, L.P. and Spring Point Offshore Fund incorporated by reference to Exhibit 4.5 to the August 1998 S-3.
 4.6 Registration Rights Agreement dated as of May 15, 1998, by and between the Company and Elliott 4.6 Associates, L.P., Westgate International, L.P., Alexander Finance, LP, State Farm Mutual Automobile Insurance Company, Spring Point Partners, L.P. and Spring Point Offshore Fund, incorporated by reference to Exhibit 4.6 to the August 1998 S-3.
 4.7 Form of 6% Senior Convertible Note due May 15, 2002, incorporated by reference to Exhibit 4.18 4.7 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "1998 10-K").
 4.8     Form of Warrant dated May 31, 1999, incorporated by reference to
         Exhibit 4.19 to the 1998 10-K.
 4.9 Securities Purchase Agreement dated as of March 31, 1999, by and between the Company and 4.9 Elliott Associates, L.P., Westgate International, L.P., Alexander Finance, LP and State Farm Mutual Automobile Insurance Company, incorporated by reference to Exhibit 4.20 to the 1998 Form 10-K.
 4.10 Registration Rights Agreement dated as of March 31, 1999, by and between the Company and Elliott 4.10 Associates, L.P., Westgate International, L.P., Alexander Finance, LP and State Farm Mutual Automobile Insurance Company, incorporated by reference to Exhibit 4.21 to the 1998 Form 10-K.
 4.11 Amendment to Securities Purchase Agreement dated as of March 31, 1999, by and between the 4.11 Company and Elliott Associates, L.P., Westgate International, L.P., Alexander Finance, LP, State Farm Mutual Automobile Insurance Company, Spring Point Partners, L.P. and Spring Point Offshore Fund, incorporated by reference to Exhibit 4.22 to the 1998 Form 10-K.

 5.0* Opinion of William M. Kochlefl, Esq. as to the legality of the securities being registered (including consent).

 23.1    Consent of Ernst & Young LLP.

 23.2*   Consent of William M. Kochlefl, Esq. (contained in his opinion filed as
         Exhibit 5 hereto).


 24.0* Power of Attorney (included on the signature page of the initial filing of this Registration Statement).



 --------
 *   Previously filed.

ITEM 17.  UNDERTAKINGS
         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offer therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mt. Prospect, State of Illinois on the 15th day of June, 1999.


                                       ILLINOIS SUPERCONDUCTOR CORPORATION

                                       By: /s/ EDWARD W. LAVES
                                           ----------------------------------
                                           Edward W. Laves,
                                           President and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons on June 15, 1999 in the capacities indicated.




                    SIGNATURE                                                  TITLE
-------------------------------------------------    ---------------------------------------------------------


                                                     Chairman of the Board, President and Chief Executive
               /s/ EDWARD W. LAVES                   Officer (Principal Executive Officer)
-------------------------------------------------
                 Edward W. Laves

                                                     Controller and Treasurer (Principal Financial and
                        *                            Accounting Officer)
-------------------------------------------------
                 Kenneth E. Wolf

                        *
-------------------------------------------------
                 Howard Hoffmann                     Director

                        *
-------------------------------------------------
                Robert D. Mitchum                    Director

                        *
-------------------------------------------------
                 Terry S. Parker                     Director

                        *
-------------------------------------------------
                  Tom L. Powers                      Director



* By: /s/  EDWARD W. LAVES
         Edward W. Laves
         As attorney-in-fact

                                INDEX TO EXHIBITS


     EXHIBIT
     NUMBER                                EXHIBIT
-----------------   ------------------------------------------------------------


      3.3 Certificate of Amendment to the Certificate of Incorporation of the Company.


     23.1           Consent of Ernst & Young LLP.